Form 10-K405, Exhibit 13
period 1998-12-31
EFC BANCORP INC
filed 1999-03-29
CIK 1047947

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF THE COMPANY

     The selected consolidated financial and other data of the Company set forth below is derived in part from, and should be read in conjunction with, the Consolidated Financial Statements of the Company and Notes thereto presented elsewhere in the Annual Report. Prior to April 3, 1998, the Company had no significant assets, liabilities or operations, and accordingly, the data prior to such time represents the financial condition and results of operations of the Bank.


                                                                                          At December 31,
                                                               --------------------------------------------------------------------
                                                               1998          1997          1996           1995          1994
                                                               ------------  ------------  ------------   ------------  -----------
                                                                                          (In Thousands)
SELECTED CONSOLIDATED FINANCIAL DATA:
Total assets                                                 $     420,876       331,863       315,910        298,043      274,069
Loans receivable, net                                              308,990       246,695       237,678        220,937      202,543
Investment securities available-for-sale                            57,637        45,484        37,543         30,707       29,782
Mortgage-backed securities available-for-sale                       17,880        20,163        21,975         24,520       26,725
Deposits                                                           269,582       270,013       253,114        248,142      239,423
FHLB advances                                                       57,000        24,000        29,000         15,000        6,500
Total equity                                                        88,755        32,230        29,513         27,862       23,352
Non-performing loans (8)                                             1,006         1,952           516            789          543
Foreclosed real estate                                                 193            98            67            477          581
Non-performing assets (9)                                            1,199         2,050           583          1,266        1,124
Allowance for loan losses                                            1,373         1,126           808            754          682



                                                                                   For the Year Ended December 31,
                                                               --------------------------------------------------------------------
                                                               1998 (1)      1997          1996 (2)       1995          1994
                                                               ------------  ------------  ------------   ------------  -----------
                                                                                            (In Thousands)
SELECTED OPERATING DATA:
Interest income                                              $      28,316        24,477        23,421         21,432       19,528
Interest expense                                                    14,098        13,249        12,513         11,157        9,106
                                                               ------------  ------------  ------------   ------------  -----------

     Net interest income                                            14,218        11,228        10,908         10,275       10,422
Provision for loan losses                                              293           354            54             72           90
                                                               ------------  ------------  ------------   ------------  -----------

     Net interest income after provision
       for loan losses                                              13,925        10,874        10,854         10,203       10,332
Noninterest income                                                     906           801           802            674          569
Noninterest expense                                                 14,557         7,599         8,482          6,370        6,102
                                                               ------------  ------------  ------------   ------------  -----------

     Income before income tax expense                                  274         4,076         3,174          4,507        4,799
Income tax expense                                                      10         1,388         1,132          1,746        1,843
                                                               ------------  ------------  ------------   ------------  -----------

Net income                                                   $         264         2,688         2,042          2,761        2,956
                                                               ------------  ------------  ------------   ------------  -----------
                                                               ------------  ------------  ------------   ------------  -----------



                                                                                   For the Year Ended December 31,
                                                               --------------------------------------------------------------------
                                                               1998 (1)      1997          1996 (2)       1995          1994
                                                               ------------  ------------  ------------   ------------  -----------
SELECTED FINANCIAL RATIOS AND OTHER DATA (3)
Performance Ratios:
   Return on average assets                                           0.06 %        0.82 %        0.66 %         0.97 %       1.09 %
   Return on average equity                                           0.34          8.67          7.09          10.64        12.92
   Average equity to average assets                                  19.12          9.52          9.33           9.11         8.43
   Equity to total assets at end of period                           21.09          9.71          9.34           9.35         8.52
   Net interest rate spread (4)                                       2.53          2.91          2.96           3.06         3.50
   Net interest margin (5)                                            3.63          3.52          3.59           3.65         3.93
   Average interest earning assets to
     average interest earning liabilities                           130.69        114.63        115.19         114.95       112.61
   Noninterest expense to average assets                              3.58          2.33          2.75           2.24         2.25
   Efficiency ratio (6)                                              96.25         63.17         72.43          58.18        55.52



                                                                                   For the Year Ended December 31,
                                                               --------------------------------------------------------------------
                                                               1998 (1)      1997          1996 (2)       1995          1994
                                                               ------------  ------------  ------------   ------------  -----------
SELECTED FINANCIAL RATIOS AND OTHER DATA (3)
   (continued)
Bank Regulatory Capital Ratios (7):
   Leverage capital                                                  16.78 %        9.67 %        9.33 %         9.24 %       8.68 %
   Total risk-based capital                                          28.42         17.57         16.49          16.26        15.82
ASSET QUALITY RATIOS:
   Non-performing loans as a percent of loans (8)(10)                 0.32          0.79          0.22           0.36         0.27
   Non-performing assets as a percent
       of total assets (9)                                            0.28          0.62          0.19           0.43         0.41
   Allowance for loan losses as a percent
       of loans (10)                                                  0.44          0.46          0.34           0.34         0.34
   Allowance for loan losses as a percent
       of total non-performing loans (8)                            136.47         57.68        156.60          95.60       125.60
OTHER DATA:
   Number of customer facilities                                         5             6             6              7            7


(1) Includes the effect of the one-time, non-recurring contribution to the Elgin Financial Foundation. The Company established the Foundation with a one-time donation of 554,921 shares of common stock coinciding with the close of the stock offering. The Company recorded a one-time $5.5 million pre-tax (or $3.5 million after tax) expense from this donation.

(2) Includes effect of the one-time special assessment of $1.5 million, on a pre-tax basis, to recapitalize the SAIF, which the Bank recognized in the quarter ended September 30, 1996.

(3) Asset Quality Ratios and Regulatory Capital Ratios are end of period ratios. With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods.

(4) The net interest rate spread represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities.

(5) The net interest margin represents net interest income as a percent of average interest-earning assets.

(6) The efficiency ratio represents the ratio of noninterest expense divided by the sum of net interest income and noninterest income.

(7) For definitions and further information relating to the Bank's regulatory capital requirements, see, Item 1, "Business" in the accompanying Form 10-K.

(8) Non-performing loans consist of all non-accrual loans and all other loans 90 days or more past due. It is the Bank's policy to generally cease accruing interest on all loans 90 days or more past due. See, Item 1, "Business" in the accompanying Form 10-K.

(9) Non-performing assets consist of non-performing loans and real estate owned, net.

(10) Loans represent loans receivable net, excluding the allowance for loan losses.