Form 10-K, Exhibit 13
period 2002-12-31
EFC BANCORP INC
filed 2003-03-20
CIK 1047947

Exhibit 13.0

Selected Consolidated Financial and Other Data of the Company

The selected consolidated financial and other data of the Company set forth below is derived from, and should be read in conjunction with, the Consolidated Financial Statements of the Company and Notes thereto presented elsewhere in the Annual Report.  Prior to April 3, 1998, the company had no significant assets, liabilities or operations, and accordingly, the data prior to such time represents the financial condition and results of operations of the Bank.

At December 31,	2002	2001	2000	1999	1998
	(in thousands)
Selected Consolidated Financial Data:
Total assets	$782,376	673,443	583,201	510,972	420,876
Loans receivable, net	597,038	537,071	459,795	396,007	308,990
Investment securities available-for-sale	87,982	68,615	64,071	61,080	57,637
Mortgage-backed securities available-for-sale	15,256	13,856	9,454	11,882	17,880
Deposits	524,190	420,084	369,533	323,879	269,582
FHLB advances	171,700	175,200	140,200	115,200	57,000
Total equity	74,777	68,629	67,285	66,422	88,755
Non-performing loans (7)	2,396	2,580	4,532	1,270	1,006
Foreclosed real estate	1,986	—	540	168	193
Non-performing assets (8)	4,382	2,580	5,072	1,438	1,199
Allowance for loan losses	3,141	2,255	1,881	1,545	1,373

For the Year Ended December 31,	2002	2001	2000	1999	1998 (1)
	(in thousands)
Selected Operating Data:
Interest income	$45,018	43,841	39,814	31,983	28,316
Interest expense	22,821	25,433	23,401	16,301	14,098
Net interest income	22,197	18,408	16,413	15,682	14,218
Provision for loan losses	900	500	363	211	293
Net interest income after provision for loan losses	21,297	17,908	16,050	15,471	13,925
Noninterest income	4,320	1,820	1,330	1,239	906
Noninterest expenses	16,646	12,585	11,388	10,452	14,557
Income before income tax expense	8,971	7,143	5,992	6,258	274
Income tax expense	2,882	2,508	2,130	2,237	10
Income before minority interest	6,089	4,635	3,862	4,021	264
Minority interest	(58)	—	—	—	—
Net income	$6,147	4,635	3,862	4,021	264

For the Year Ended Decemebr 31,	2002	2001	2000	1999	1998 (1)
Selected Financial Ratios and Other Data (2)
Performance Ratios:
Return on average assets	0.84%	0.73%	0.69%	0.87%	0.06
Return on average equity	8.52	6.82	5.89	5.22	0.34
Average equity to average assets	9.85	10.73	11.79	16.57	19.12
Equity to total assets at end of period	9.56	10.19	11.54	13.02	21.09
Net interest rate spread (3)	2.87	2.41	2.38	2.70	2.53
Net interest margin (4)	3.27	3.03	3.07	3.52	3.63
Average interest earning assets to average interest bearing liabilities	112.20	115.10	115.77	122.51	130.69
Noninterest expense to average assets	2.27	1.99	2.05	2.25	3.58
Efficiency ratio (5)	62.80	62.20	64.18	61.77	96.25
Bank Regulatory Capital Ratios (6):
Leverage Capital	8.92	9.53	10.50	12.77	16.78
Total risk based capital	13.41	14.58	16.88	18.58	28.42
Asset Quality Ratios:
Non-performing loans as a percent of loans (7)(9)	0.40	0.48	0.99	0.32	0.32
Non-performing assets as a percent of total assets (8)	0.56	0.38	0.87	0.28	0.28
Allowance for loan losses as a percent of loans (9)	0.53	0.42	0.41	0.39	0.44
Allowance for loan losses as a percent of total non-performing loans (7)	71.68	87.40	41.51	121.65	136.47
Other Data:
Number of customer facilities	8	7	7	6	5

(1)

Includes the effect of the one-time, non-recurring contribution to the Elgin Financial Foundation. The Company established the Foundation with a one-time donation of 554,921 shares of common stock coinciding with the close of the stock offering. The Company recorded a one-time $5.5 million pre-tax (or $3.5 million after tax) expense from this donation.

(2)	Asset Quality Ratios and Regulatory Capital Ratios are end of period ratios. With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods.
(3)	The net interest rate spread represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities.
(4)	The net interest margin represents net interest income as a percent of average interest-earning assets.
(5)	The efficiency ratio represents the ratio of noninterest expense divided by the sum of net interest income and noninterest income.
(6)	For definitions and further information relating to the Bank’s regulatory capital requirements, see Item 1, “Business” in the accompanying Form 10-K.
(7)

Non-performing loans consist of all non-accrual loans and all other loans 90 days or more past due. It is the Bank’s policy to generally cease accruing interest on all loans 90 days or more past due. See, Item 1, “Business” in the accompanying Form 10-K.

(8)	Non-performing assets consist of non-performing loans and real estate owned, net.
(9)	Loans represent loans receivable net, excluding the allowance for loan losses.