Form 10-K, Exhibit 13
period 2003-12-31
EFC BANCORP INC
filed 2004-03-19
CIK 1047947

Exhibit 13

Selected Consolidated Financial and Other Data of the Company

The selected consolidated financial and other data of the Company set forth below is derived from, and should be read in conjunction with, the Consolidated Financial Statements of the Company and Notes thereto presented elsewhere in the Annual Report.

At December 31,	2003	2002	2001	2000	1999
	(in thousands)
Selected Consolidated Financial Data:
Total assets	$897,093	782,376	673,443	583,201	510,972
Loans receivable, net	716,884	597,049	537,071	459,795	396,007
Investment securities available-for-sale	90,656	87,982	68,615	64,071	61,080
Mortgage-backed securities available-for-sale	10,165	15,256	13,856	9,454	11,882
Deposits	596,764	524,190	420,084	369,533	323,879
FHLB advances	204,700	171,700	175,200	140,200	115,200
Total equity	78,404	74,777	68,629	67,285	66,422
Non-performing loans (6)	2,767	2,396	2,580	4,532	1,270
Foreclosed real estate	—	1,986	—	540	168
Non-performing assets (7)	2,767	4,382	2,580	5,072	1,438
Allowance for loan losses	3,755	3,141	2,255	1,881	1,545

For the Year Ended December 31,	2003	2002	2001	2000	1999

Selected Operating Data:
Interest income	$45,749	45,018	43,841	39,814	31,983
Interest expense	21,543	22,821	25,433	23,401	16,301
Net interest income	24,206	22,197	18,408	16,413	15,682
Provision for loan losses	613	900	500	363	211
Net interest income after provision for loan losses	23,593	21,297	17,908	16,050	15,471
Noninterest income	5,736	4,320	1,820	1,330	1,239
Noninterest expenses	18,610	16,646	12,585	11,388	10,452
Income before income tax expense	10,719	8,971	7,143	5,992	6,258
Income tax expense	3,619	2,882	2,508	2,130	2,237
Income before minority interest	7,100	6,089	4,635	3,862	4,021
Minority interest	(84)	(58)	—	—	—
Net income	$7,184	6,147	4,635	3,862	4,021

For the Year Ended Decemebr 31,	2003	2002	2001	2000	1999
Selected Financial Ratios and Other Data (1)
Performance Ratios:
Return on average assets	0.84%	0.84%	0.73%	0.69%	0.87%
Return on average equity	9.40	8.52	6.82	5.89	5.22
Average equity to average assets	8.98	9.85	10.73	11.79	16.57
Equity to total assets at end of period	8.74	9.56	10.19	11.54	13.02
Net interest rate spread (2)	2.81	2.91	2.42	2.38	2.70
Net interest margin (3)	3.11	3.31	3.05	3.07	3.52
Average interest earning assets to average interest bearing liabilities	111.63	112.20	115.10	115.77	122.51
Noninterest expense to average assets	2.19	2.27	1.99	2.05	2.25
Efficiency ratio (4)	62.15	62.77	62.22	64.18	61.77
Bank Regulatory Capital Ratios (5):
Leverage Capital	8.27	8.92	9.53	10.50	12.77
Total risk based capital	12.19	13.41	14.58	16.88	18.58
Asset Quality Ratios:
Non-performing loans as a percent of loans (6)(8)	0.39	0.40	0.48	0.99	0.32
Non-performing assets as a percent of total assets (7)	0.31	0.56	0.38	0.87	0.28
Allowance for loan losses as a percent of loans (8)	0.52	0.53	0.42	0.41	0.39
Allowance for loan losses as a percent of total non-performing loans (6)	135.71	131.09	87.40	41.51	121.65
Other Data:
Number of customer facilities	8	8	7	7	6

(1)                                  Asset Quality Ratios and Regulatory Capital Ratios are end of period ratios. With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods.

(2)                                  The net interest rate spread represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities.  This spread is reported on a tax equivalent basis.

(3)                                  The net interest margin represents net interest income as a percent of average interest-earning assets. The net interest margin is reported on a tax equivalent basis.

(4)                                  The efficiency ratio represents the ratio of noninterest expense divided by the sum of net interest income and noninterest income.

(5)                                  For definitions and further information relating to the Bank’s regulatory capital requirements, see Item 1, “Business” in the accompanying Form 10-K.

(6)                                  Non-performing loans consist of all non-accrual loans and all other loans 90 days or more past due. It is the Bank’s policy to generally cease accruing interest on all loans 90 days or more past due. See, Item 1, “Business” in the accompanying Form 10-K.

(7)                                  Non-performing assets consist of non-performing loans and real estate owned, net.

(8)                                  Loans represent loans receivable net, excluding the allowance for loan losses.