Form 10-K, Exhibit 13
period 2004-12-31
EFC BANCORP INC
filed 2005-03-17
CIK 1047947

EXHIBIT 13.0

Selected Consolidated Financial and Other Data of the Company

The selected consolidated financial and other data of the Company set forth below is derived from, and should be read in conjunction with, the Consolidated Financial Statements of the Company and Notes thereto presented elsewhere in the Annual Report.

At December 31,	2004	2003	2002	2001	2000
	(in thousands)
Selected Consolidated Financial Data:
Total assets	1,003,915	897,093	782,376	673,443	583,201
Loans receivable, net	807,834	716,884	597,049	537,071	459,795
Investment securities available-for-sale	92,847	90,656	87,982	68,615	64,071
Mortgage-backed securities available-for-sale	9,977	10,165	15,256	13,856	9,454
Deposits	671,036	596,764	524,190	420,084	369,533
FHLB advances	237,000	204,700	171,700	175,200	140,200
Total equity	85,535	78,404	74,777	68,629	67,285
Non-performing loans (6)	2,930	2,767	2,396	2,580	4,532
Foreclosed real estate	—	—	1,986	—	540
Non-performing assets (7)	2,930	2,767	4,382	2,580	5,072
Allowance for loan losses	4,496	3,755	3,141	2,255	1,881

For the Year Ended December 31,	2004	2003	2002	2001	2000
	(in thousands)
Selected Operating Data:
Interest income	46,954	45,750	45,018	43,841	39,814
Interest expense	23,003	21,543	22,821	25,433	23,401
Net interest income	23,951	24,207	22,197	18,408	16,413
Provision for loan losses	760	613	900	500	363
Net interest income after provision for loan losses	23,191	23,594	21,297	17,908	16,050
Noninterest income	5,979	5,736	4,320	1,820	1,330
Noninterest expenses	20,070	18,610	16,646	12,585	11,388
Income before income tax expense	9,100	10,720	8,971	7,143	5,992
Income tax expense	2,278	3,619	2,882	2,508	2,130
Income before minority interest	6,822	7,101	6,089	4,635	3,862
Minority interest	—	(84)	(58)	—	—
Net income	6,822	7,185	6,147	4,635	3,862

For the Year Ended Decemebr 31,	2004	2003	2002	2001	2000
Selected Financial Ratios and Other Data (1)
Performance Ratios:
Return on average assets	0.71%	0.84%	0.84%	0.73%	0.69%
Return on average equity	8.36	9.40	8.52	6.82	5.89
Average equity to average assets	8.49	8.98	9.85	10.73	11.79
Equity to total assets at end of period	8.52	8.74	9.56	10.19	11.54
Net interest rate spread (2)	2.46	2.81	2.91	2.42	2.38
Net interest margin (3)	2.73	3.11	3.31	3.05	3.07
Average interest earning assets to average interest bearing liabilities	110.55	111.63	112.20	115.10	115.77
Noninterest expense to average assets	2.09	2.19	2.27	1.99	2.05
Efficiency ratio (4)	67.06	62.15	62.77	62.22	64.18
Bank Regulatory Capital Ratios (5):
Leverage Capital	7.88	8.27	8.92	9.53	10.50
Total risk based capital	11.52	12.19	13.41	14.58	16.88
Asset Quality Ratios:
Non-performing loans as a percent of loans (6)(8)	0.36	0.39	0.40	0.48	0.99
Non-performing assets as a percent of total assets (7)	0.29	0.31	0.56	0.38	0.87
Allowance for loan losses as a percent of loans (8)	0.56	0.52	0.53	0.42	0.41
Allowance for loan losses as a percent of total non-performing loans (6)	153.45	135.71	131.09	87.40	41.51
Other Data:
Number of customer facilities	9	8	8	7	7

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

(4)          The efficiency ratio represents the ratio of noninterest expense divided by the sum of net interest income before provision for loan losses and noninterest income.

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